SUPPLEMENT
(To Prospectus Dated April 26, 2004 and Prospectus January 25, 2005)

Irwin Whole Loan Home Equity Trust 2005-A
Issuer

Bear Stearns Asset Backed Securities I LLC
Depositor

Irwin Union Bank and Trust Company
Originator and Master Servicer

$343,682,000

(Approximate)

Home Equity Loan-Backed Notes, Series 2005-A

Principle and interest payable monthly, commencing in February 2005

          This is a supplement to the prospectus supplement dated January 25, 2005 and prospectus dated April 26, 2004, relating to the Issuer’s Home Equity Loan-Backed Notes, Series 2005-A. The “A2” rating of the Class M-3 Certificates by Moody’s Investors Service, Inc. shown under the column heading “Initial Rating (Moody’s/Fitch)” contained in the table on page S-2 of the prospectus supplement is hereby changed to “A3.”

The date of this supplement is January 27, 2005.

Bear, Stearns & Co. Inc.